Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of the Transactions (as defined below).

The following unaudited pro forma condensed combined balance sheet as of June 30, 2018, and the unaudited pro forma condensed combined statements of income for the six months ended June 30, 2018 and the year ended December 31, 2017 (collectively, the “Pro Forma Statements”) have been prepared in compliance with the requirements of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”) using accounting policies in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Westinghouse Air Brake Technologies Corporation (“Wabtec”) and the historical combined financial statements of General Electric Company’s transportation business (collectively, “GE Transportation”) as adjusted to give effect to the Transactions, including the Merger (as defined below).

Accounting policies used in the preparation of the Pro Forma Statements are based on the audited consolidated financial statements of Wabtec for the year ended December 31, 2017 and the unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2018. Pro Forma adjustments have been made to GE Transportation’s financial statements to align to Wabtec’s accounting policies. Specifically, GE Transportation adopted Accounting Standards Update (“ASU”) No. 2014-09 “Revenue from Contracts with Customers” using the full retrospective method. Included as a pro forma adjustment in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2017 is an adjustment to conform GE Transportation’s method of adopting ASC 606 to Wabtec’s method of adoption which was the modified retrospective method.

The Transactions have not been consummated. The pro forma adjustments are based on preliminary estimates and currently available information and assumptions that Wabtec management believes are reasonable. The notes to the Pro Forma Statements provide a discussion of how such adjustments were derived and presented in the Pro Forma Statements. Changes in facts and circumstances or discovery of new information may result in revised estimates. As a result, there may be material adjustments to the Pro Forma Statements. See note 7 to the Pro Forma Statements.  Certain historical GE Transportation and Wabtec financial statement caption amounts have been reclassified or combined to conform to Wabtec’s presentation and the disclosure requirements of the combined company. See note 6 to the Pro Forma Statements.

The Pro Forma Statements should be read in conjunction with the audited consolidated financial statements of Wabtec as of and for the year ended December 31, 2017 included elsewhere in this Current Report on Form 8-K, Wabtec’s interim financial statements as of and  for the six - month period ended June 30, 2018, which are included in Wabtec’s quarterly report on Form 10-Q filed with the U.S. Securities and Exchange Commission for the quarter ended June 30, 2018, and the audited combined financial statements of GE Transportation as of and for the year ended December 31, 2017 and GE Transportation’s interim financial statements as of and  for the six - month period ended June 30, 2018 included elsewhere in this Current Report on Form 8-K. GE Transportation’s historical financial statements included elsewhere in this Current Report on Form 8-K have been presented on a “carve-out” basis from GE’s consolidated financial statements using the historical results of operations, cash flows, assets and liabilities of GE Transportation and include allocations of corporate expenses from GE. These allocations reflect significant assumptions, and the financial statements do not fully reflect what GE Transportation’s financial position, results of operations or cash flows would have been had it been a stand-alone company during the periods presented. As a result, historical financial information is not necessarily indicative of GE Transportation’s future results of operations, financial position or cash flows. The note disclosure requirements of annual consolidated financial statements provide additional disclosures to that required for pro forma condensed combined financial information.

The unaudited Pro Forma Statements give effect to the Transactions as if they had occurred on January 1, 2017, for the purposes of the unaudited pro forma condensed combined statements of income for the six months ended June 30, 2018 and the year ended December 31, 2017. The unaudited Pro Forma Statements give effect to the Transactions as if  they had occurred on June 30, 2018, for the purposes of the unaudited pro forma condensed combined balance sheet. In the opinion of Wabtec’s management, these Pro Forma Statements include all material adjustments necessary to be in accordance with Article 11 of Regulation S-X under the Securities Act.

The Pro Forma Statements are presented for illustrative purposes only and may not be indicative of the results of operations that would have occurred if the events reflected therein had been in effect on the dates indicated or the results which may be obtained in the future. In preparing the Pro Forma Statements, no adjustments have been made to reflect the potential operating synergies and administrative cost savings or the costs of integration activities that could result from the combination of Wabtec and GE Transportation. Actual amounts recorded upon consummation of the Transactions will differ from the Pro Forma Statements, and the differences may be material.

Westinghouse Air Brake Technologies Corporation
Pro Forma Condensed Combined Statements of Income (Unaudited)
For the Six Months Ended June 30, 2018

In millions, except per share data(In U.S. dollars unless otherwise indicated)	Wabtec Historical	GE Transportation Historical	Reclassification Adjustments (Note 6)	Pro Forma Adjustments	Notes	Pro Forma Combined Wabtec/GE Transportation

Sales of goods	$2,167.9	$1,101.8	$(91.3)	$(29.2)		$3,149.2
Sales of services	-	672.1	91.3	(58.0)	7(a)	705.4
Net sales	2,167.9	1,773.9	-	(87.2)		3,854.6
Cost of goods sold	(1,533.0)	(881.3)	153.1	19.6	7(d)	(2,241.6)
Cost of services sold	-	(406.0)	(73.9)	(3.1)	7(d)	(483.0)
Gross profit	634.8	486.6	79.2	(70.7)		1,129.9

Selling, general and administrative expenses	(318.4)	(264.8)	-	50.5	7(n)	(532.7)
Engineering expenses	(41.4)	-	(56.1)	-		(97.5)
Amortization expense	(20.3)	-	(23.1)	(86.1)	7(e)	(129.5)
Total operating expenses	(380.0)	(264.8)	(79.2)	(35.6)		(759.6)

Income from operations	254.8	221.8	-	(106.3)		370.3

Interest expense, net	(52.2)	-	(10.0)	(55.2)	7(k)	(117.4)
Non-operating benefit costs	-	(5.2)	5.2	-		-
Other (expense) income, net	4.8	(4.4)	4.8	-		5.2
Income from operations before income taxes	207.4	212.3	-	(161.5)		258.2

Income tax expense	(36.6)	(44.1)	-	36.2	7(j)	(44.5)
Net income	170.7	168.2	-	(125.3)		213.6

Less: Net income attributable to noncontrolling interest	2.1	(4.1)	-	-		(2.0)
Net income attributable to Wabtec shareholders	$172.8	$164.1	$-	$(125.3)		$211.6

Earnings Per Common Share
Basic
Net income attributable to Wabtec shareholders	$1.80	-	-	-		$1.09
Diluted
Net income attributable to Wabtec shareholders	$1.79	-	-	-		$1.08

Weighted average shares outstanding
Basic	95.867	-	-	98.480	7(m)	194.347
Diluted	96.471	-	-	98.480		194.951

Westinghouse Air Brake Technologies Corporation
Pro Forma Condensed Combined Statements of Income (Unaudited)
For the Twelve Months Ended December 31, 2017

In millions, except per share data (In U.S. dollars unless otherwise indicated)	Wabtec Historical	GE Transportation Historical	Reclassification Adjustments (Note 6)	Pro Forma Adjustments	Notes	Pro Forma Combined Wabtec/GE Transportation

Sales of goods	$3,881.8	$2,546.6	$(196.1)	$(73.8)	7(a)	$6,158.5
Sales of services	-	1,383.7	196.1	(78.9)	7(a)	1,500.9
Net sales	3,881.8	3,930.3	-	(152.7)		7,659.4
Cost of goods sold	(2,816.4)	(2,129.7)	319.0	52.5	7(a), 7(d)	(4,574.6)
Cost of services sold	-	(877.4)	(149.4)	(4.4)	7(a), 7(d)	(1,031.2)
Gross profit	1,065.3	923.2	169.6	(104.6)		2,053.5

Selling, general and administrative expenses	(512.6)	(449.7)	15.2	-		(947.1)
Engineering expenses	(95.2)	-	(113.1)	-		(208.3)
Amortization expense	(36.5)	-	(71.7)	(146.6)	7(e)	(254.8)
Total operating expenses	(644.2)	(449.7)	(169.6)	(146.6)		(1,410.1)

Income from operations	421.1	473.5	-	(251.2)		643.4

Interest expense, net	(77.9)	-	(41.2)	(133.7)	7(k)	(252.8)
Non-operating benefit costs	-	(16.9)	16.9	-		-
Other (expense) income, net	8.9	(24.3)	24.3	(1.0)	7(a)	7.9
Income from operations before income taxes	352.2	432.4	-	(385.9)		398.7

Income tax expense	(89.8)	(44.3)	-	113.8	7(j)	(20.3)
Net income	262.4	388.1	-	(272.1)		378.4

Less: Net income attributable to noncontrolling interest	-	(14.3)	-	-		(14.3)
Net income attributable to Wabtec shareholders	$262.4	$373.8	$-	$(272.1)		$364.1

Earnings Per Common Share
Basic
Net income attributable to Wabtec shareholders	$2.74	-	-	-		$1.87
Diluted
Net income attributable to Wabtec shareholders	$2.72	-	-	-		$1.87

Weighted average shares outstanding

Basic	95.453	-	-	98.480	7(m)	193.933
Diluted	96.125	-	-	98.480		194.605

Westinghouse Air Brake Technologies Corporation
Pro Forma Condensed Combined Balance Sheet (Unaudited)
As of June 30, 2018

In millions (In U.S. dollars unless otherwise indicated)	Wabtec Historical	GE Transportation Historical	Reclassification Adjustment (Note 6)	Pro Forma Adjustments	Notes	Pro Forma Combined Wabtec/GE Transportation
Assets
Current Assets
Cash and cash equivalents	$245.6	$131.5	$-	$(127.2)	7(b), 7(c), 7(g)	$249.9
Accounts receivable	835.2	207.5	-	(10.4)		1,032.3
Unbilled accounts receivables	378.1	-	581.1	(283.0)	7(a)	676.2
Contract and other deferred assets	-	581.1	(581.1)	-		-
Inventories	863.8	675.2	-	74.0	7(l)	1,613.0
Other current assets	124.3	230.4	-	-		354.7
Total current assets	2,446.9	1,825.7	-	(346.6)		3,926.0
Property, plant and equipment	1,009.2	1,960.7	-	(734.3)	7(d)	2,235.6
Accumulated depreciation	(453.4)	(1,029.0)	-	1,029.0	7(d)	(453.4)
Property, plant and equipment, net	555.8	931.7	-	294.7	7(d)	1,782.2
Other Assets
Goodwill	2,428.6	282.6	-	8,972.3	7(f)	11,683.5
Other intangibles, net	1,174.4	253.6	-	3,346.4	7(e)	4,774.4
Long-term contract and other deferred assets	-	400.9	(400.9)	-		-
Deferred income taxes	-	64.4	(64.4)	-		-
Other noncurrent assets	71.9	80.3	465.3	(369.3)	7(a), 7(h)	248.2
Total other assets	3,674.9	1,081.9	-	11,949.4		16,706.2
Total Assets	$6,677.6	$3,839.3	$-	$11,897.5		$22,414.4
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$615.7	$706.7	$-	$(10.4)		$1,312.0
Customer deposits	390.1	-	619.4	-		1,009.5
Progress collections and other deferred income	-	619.4	(619.4)	-		-
Accrued compensation	163.6	-	122.9	-		286.5
Accrued warranty	137.1	-	23.1	-		160.2
Current portion of long-term debt	27.1	-	-	-		27.1
Other accrued liabilities	272.9	284.2	(146.0)	(29.8)	7(a), 7(i)	381.3
Total current liabilities	1,606.5	1,610.4	-	(40.2)		3,176.7
Long-term debt	1,857.8	67.5	-	2,810.7	7(c), 7(g)	4,736.0
Long-term progress collections and other deferred income	-	17.3	(17.3)	-		-
Reserve for postretirement and pension benefits	98.7	-	21.2	-		119.9
Deferred income taxes	155.6	224.7	-	(224.7)	7(h)	155.6
Accrued warranty	16.8	-	43.1	-		59.9
Other long term liabilities	67.6	88.8	(47.0)	345.6	7(a), 7(i)	455.0
Total Liabilities	3,803.0	2,008.7	-	2,891.4		8,703.1
Equity
Preferred Stock	-	-	-	-		-
Common Stock	1.3	-	-	1.0	7(m)	2.3
Additional paid-in capital	910.4	-	1,857.7	8,971.1	7(a), 7(m)	11,739.2
Net parent investment	-	1,857.7	(1,857.7)	-		-
Treasury stock	(821.2)	-	-	-		(821.2)
Retained earnings	2,923.0	-	-	(37.9)		2,885.1
Accumulated other comprehensive loss	(156.2)	(71.9)	-	71.9	7(m)	(156.2)

In millions (In U.S. dollars unless otherwise indicated)	Wabtec Historical	GE Transportation Historical	Reclassification Adjustment (Note 6)	Pro Forma Adjustments	Notes	Pro Forma Combined Wabtec/GE Transportation
Total Group shareholders’ equity	2,857.3	1,785.9	-	9,006.1		13,649.3
Noncontrolling Interest	17.3	44.7	-	-		62.0
Total Equity	2,874.6	1,830.6	-	9,006.1		13,711.3
Total Liabilities and Equity	$6,677.6	$3,839.3	$-	$11,897.5		$22,414.4

Westinghouse Air Brake Technologies Corporation
Notes to Pro Forma Statements (Unaudited)
(Expressed in U.S. dollars, unless otherwise indicated)

1.          Description of the transaction

General Electric Company (“GE”), Wabtec, Transportation Systems Holdings Inc., a Delaware corporation (“SpinCo”), and Wabtec US Rail Holdings, Inc., a Delaware corporation (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) on May 20, 2018, and GE, SpinCo, Wabtec and Wabtec US Rail, Inc. (“Direct Sale Purchaser”) entered into the Separation, Distribution and Sale Agreement (the “Separation Agreement”) on May 20, 2018, which together provide for the combination of Wabtec and GE Transportation through a modified Reverse Morris Trust transaction structure. In connection with the separation of GE Transportation from the remaining business of GE (the “Separation”), GE will conduct an internal reorganization within GE of GE Transportation in anticipation of the direct sale of certain assets of GE Transportation (collectively, the “Direct Sale”) from GE to Direct Sale Purchaser in exchange for a cash payment of $2.9 billion (the “Direct Sale Purchase Price”), the SpinCo Transfer (as defined below) and the Distribution (as defined below) as contemplated by the Separation Agreement (the “Internal Reorganization”).  The Transactions have been approved by the board of directors of Wabtec (the “Wabtec Board”) and the board of directors of GE (the “GE Board”).

In connection with the Direct Sale, certain assets of GE Transportation, potentially including the equity interests of certain pre-Transaction subsidiaries of GE that compose part of GE Transportation, will be sold to Direct Sale Purchaser for a cash payment of $2.9 billion, and Direct Sale Purchaser will assume certain liabilities of GE Transportation in connection with this purchase. Thereafter, GE will transfer the business and operations of GE Transportation, but not including certain specified assets and liabilities of GE Transportation acquired or assumed in the Direct Sale (the “SpinCo Business”), to SpinCo and its subsidiaries (to the extent not already held by SpinCo and its subsidiaries) pursuant to the Separation Agreement (the “SpinCo Transfer”), and SpinCo will issue to GE additional shares of SpinCo common stock in the SpinCo Transfer. Following this issuance of additional SpinCo common stock to GE, GE will own 8,700,000,000 shares of SpinCo common stock, or such other amount as GE determines, subject to the consent of Wabtec not to be unreasonably withheld, conditioned or delayed, which will constitute all of the outstanding SpinCo common stock.

Following the Direct Sale and based on market conditions , corporate finance considerations and timing considerations, GE will distribute the shares of SpinCo common stock to GE’s stockholders in a spin-off or a split-off transaction (the “Distribution”). Immediately after the Distribution and on the closing date of the Merger (as defined below), Merger Sub will merge with and into SpinCo, whereby the separate corporate existence of Merger Sub will cease and SpinCo will continue as the surviving company and a wholly owned subsidiary of Wabtec (the “Merger”). In the Merger, subject to adjustment in accordance with the Merger Agreement, each share of SpinCo common stock will be converted into the right to receive a number of shares of common stock, par value $0.01 per share, of Wabtec (“Wabtec common stock”) based on the exchange ratio set forth in the Merger Agreement. As used herein, the “Transactions” means the transactions contemplated by the Merger Agreement and the Separation Agreement, which provide for, among other things, the Separation (including the Internal Reorganization), the Direct Sale, the SpinCo Transfer, the Distribution and the Merger.

Upon consummation of the Merger and calculated based on Wabtec’s outstanding common stock immediately prior to the Merger on a fully-diluted, as converted and as-exercised basis, 50.1% of the outstanding shares of Wabtec common stock would be held collectively by GE and pre-Merger holders of GE common stock (with approximately 9.9% of the outstanding shares of Wabtec common stock expected to be held by GE) and 49.9% of the outstanding shares of Wabtec common stock would be held by pre-Merger Wabtec stockholders. The shares held by GE will be subject to GE’s obligations under (x) the Tax Matters Agreement to be entered into prior to the time established by the GE Board as the effective time of the Distribution on the date on which the Distribution occurs (the “Distribution Date”) by and among GE, SpinCo, Wabtec and Direct Sale Purchaser (the “Tax Matters Agreement”), to sell a number of shares of Wabtec common stock within two years of the Distribution Date and (y) the Shareholders Agreement, to be entered into as of the closing date of the Merger, between Wabtec and GE (the “Shareholders Agreement”) to sell, subject to limited exceptions, all of the shares of Wabtec common stock GE beneficially owns within three years of the closing date of the Merger and prior thereto, to vote all of such shares in the proportion required under the Shareholders Agreement. GE has the right to increase the percentage of the outstanding shares of Wabtec common stock to be held by pre-Merger GE stockholders (subject to a corresponding reduction in the percentage held by GE).

The estimated total value of the consideration to be paid by Wabtec in the Transactions is subject to the market price of shares of Wabtec common stock at the date of closing. Using Wabtec’s closing stock price on the NYSE as of August 17, 2018, the total value of the consideration for the Transactions would be approximately $14.2 billion, including the Direct Sale Purchase Price, contingent consideration, assumed debt and net of cash acquired.  The following chart illustrates the impact of a 10% change in Wabtec’s stock price on the transaction purchase price and estimated goodwill (in millions):

	Purchase Price	Estimated Goodwill
As presented in the Pro Forma Combined results	$14,164.6	$9,254.9
10% Increase in Wabtec Common Stock Price	$15,247.6	$10,337.9
10% Decrease in Wabtec Common Stock Price	$13,081.6	$8,171.9

2.          Basis of presentation

The Transactions have been accounted for as a business combination using the acquisition method in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 805, Business Combinations. As the acquirer for accounting purposes, Wabtec has estimated the fair value of GE Transportation’s assets acquired and liabilities assumed and conformed the accounting policies of GE Transportation to its own accounting policies.

The pro forma purchase price allocation is subject to change based on the market price of Wabtec common stock at the time of the Merger, finalization of purchase price adjustments and completion of Wabtec management’s assessment of the fair values of the assets and liabilities acquired. Wabtec has not completed the final valuation necessary to determine the acquisition date fair market value of GE Transportation’s net assets. As more information becomes available, Wabtec will complete a more detailed review of the preliminary allocation of the purchase price to reflect the acquisition date fair value of those assets and liabilities. As a result of that review, more information could become available that, when analyzed, could have a material impact on the Pro Forma Statements.

Estimated remaining transaction costs for Wabtec and GE Transportation are reflected as an adjustment to cash and retained earnings in the unaudited pro forma condensed combined balance sheet. Estimated remaining transaction costs for Wabtec and GE Transportation have not been reflected in the unaudited pro forma condensed combined statement of income on the basis that these expenses are directly related to the Transactions but are nonrecurring in nature. Total estimated transaction costs for Wabtec and GE Transportation are approximately $100 million. Certain of GE Transportation’s transaction costs will be borne by GE.

In addition, Wabtec expects to record post-combination compensation expense related to the acceleration of unvested stock compensation awards and other employee compensation arrangements directly related to the Merger. This amount is excluded from the unaudited pro forma condensed combined statements of income because it does not have a continuing impact on operations. At this point in time Wabtec is unable to provide a reasonable estimate of the total compensation expense related to the merger; therefore, no adjustment has been recorded to retained earnings in the unaudited pro forma condensed combined balance sheet.

3.          Preliminary purchase price allocation

The Transactions have been accounted for as a business combination in accordance with Financial Accounting Standards Board ASC 805, Business Combinations. Under the acquisition method of accounting, Wabtec allocated purchase price to the tangible and intangible net assets acquired pursuant to the Direct Sale and the Merger  based on the preliminary estimated fair values as of the assumed date of the Merger.

Wabtec has performed a preliminary valuation analysis of the fair market value of GE Transportation’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the assumed date of the Merger (in millions):

Cash and cash equivalents	$0.0
Accounts receivable	495.2
Inventories	749.2
Other current assets	230.4
Property, plant and equipment	1,226.4
Goodwill	9,254.9
Trade names	300.0
Intellectual property	600.0
Backlog	2,000.0
Customer relationships	700.0
Other noncurrent assets	176.2
Total assets acquired	15,732.3

Current liabilities	(1,488.0)
Contingent consideration	(434.7)
Other noncurrent liabilities	(99.1)
Total liabilities assumed	(2,021.8)
Net assets acquired	$13,710.5
Noncontrolling interest acquired	$(44.7)

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the Pro Forma Statements. The final purchase price allocation will be determined when Wabtec has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in fair values of property, plant and equipment, (2) changes in allocations to intangible assets such as trade names, backlog, intellectual property, and customer relationships as well as goodwill and (3) other changes to assets and liabilities.

4.          Financing transactions

Wabtec, Wabtec Coöperatief U.A. and the other borrowers party thereto from time to time (the “Borrowers”), the other borrowing subsidiaries party thereto from time to time, the lenders party thereto from time to time, PNC Bank, National Association, as administrative agent, and the other parties thereto entered into the credit agreement dated as of June 8, 2018 (the “Credit Agreement”), which includes (i) a $1.2 billion unsecured revolving credit facility (the “Revolving Credit Facility”), (ii) a $350.0 million refinancing term loan (the “Refinancing Term Loan”) and (iii) a $400.0 million delayed draw term loan (the “Delayed Draw Term Loan”). Wabtec has also obtained commitments (the “Bridge Commitments”) in respect of a bridge loan facility (the “Bridge Loan Facility”) in an amount not to exceed $2.5 billion. The Bridge Commitments will be reduced by any alternative financing (including any other loans or debt securities) that Wabtec arranges prior to the Direct Sale, subject to customary exceptions. Wabtec will use funds available under the Delayed Draw Term Loan and the Bridge Loan Facility (or any alternative financing that Wabtec arranges, which would reduce the Bridge Commitments under the Bridge Loan Facility) to pay the Direct Sale Purchase Price. Additionally, in the Merger, Wabtec will issue common stock valued (based on Wabtec’s closing stock price on the NYSE as of August 17, 2018) at approximately $10.8 billion.

5.          Tax benefits

As a result of the Transactions, Wabtec will be able to deduct for tax purposes the stepped-up basis of certain assets acquired including, but not limited to, property, plant and equipment, trade names, intellectual property, customer relationships, backlog and goodwill. Wabtec estimates the fair value of these tax benefits created in the Transactions to be approximately $1.5 billion. The final amount and timing of when these tax benefits may be realized could differ materially from the preliminary estimate.

Deferred taxes have not been reflected in the Pro Forma Statements because based on currently available information there are no significant book to tax differences on the acquired assets and assumed liabilities.

6.          Reclassification adjustments

Certain reclassifications have been made to the historical presentation of GE Transportation to conform to the historical financial statement presentation of Wabtec. Specifically, Wabtec presents Engineering expense and Amortization expense as separate captions within the statement of income, while GE Transportation presents these expenses within the Cost of goods sold and Selling, general, and administrative expense captions within the statement of income. Reclassification adjustments have been made to conform the GE Transportation presentation of these expenses to the Wabtec financial statement presentation.

Additionally, certain other GE Transportation income statement and balance sheet accounts have been reclassified to conform to Wabtec’s financial statement presentation. Reclassifications have also been made to the historical presentation of Wabtec to disclose the amount of revenue and costs related to goods and services.

These reclassification adjustments had no net impact on Income from operations, Income from operations before income tax, Net income, Net income attributable to Wabtec shareholders, Total current assets, Total assets, Total current liabilities, Total liabilities, Total group shareholders’ equity, or Total equity.

7.          Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the Pro Forma Statements:

a.
Reflects adjustments to GE Transportation’s historical financial statements to conform to Wabtec’s adoption of ASC 606 using the modified retrospective method. GE Transportation adopted Accounting Standards Update (“ASU”) No. 2014-09 “Revenue from Contracts with Customers” using the full retrospective method.  Additionally, reflects adjustments to GE Transportation’s historical financial statements to conform to Wabtec’s revenue recognition policy for long term service contracts.

b.
Represents the payment by Wabtec related to the Direct Sale Purchase Price of $2.9 billion of cash, less the GE Transportation cash and cash equivalents balance, after giving effect to the settlement of GE Transportation’s loans payable to GE affiliates outside of GE Transportation of $64.0 million.

c.	Represents additional borrowings of $2.9 billion to finance the Direct Sale Purchase Price.

d.
Reflects the adjustment of $294.7 million to increase the basis in the acquired property, plant and equipment to estimated fair value and eliminates GE Transportation’s historical Accumulated depreciation of $1,029.0 million against property, plant and equipment. The estimated useful lives range from three to forty years. The fair value and useful life calculations are preliminary and subject to change after Wabtec finalizes its review of the specific types, nature, age, condition and location of GE Transportation’s property, plant and equipment. The following table summarizes the changes in the estimated depreciation expense (in millions):

	Year Ended December 31, 2017	Six Months Ended June 30, 2018
Estimated depreciation expense	$132.1	$64.9
Historical depreciation expense	(112.3)	(55.1)
Pro forma increase in depreciation expense	$19.8	$9.8

e.
Reflects the adjustment of historical intangible assets acquired by Wabtec to their estimated fair values. As part of the preliminary valuation analysis, Wabtec identified intangible assets, including trade names, intellectual property, backlog and customer relationships. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of expected future cash flows related to these intangibles.

The following table summarizes the estimated fair values of GE Transportation’s identifiable intangible assets, their estimated useful lives and their amortization on a linear basis (in millions):

			Amortization
	Estimated Fair Value	Estimated Useful Life in Years	Year Ended December 31, 2017	Six Months Ended June 30, 2018
Trade names	$300.0	9	$33.3	$16.7
Intellectual property	600.0	12	50.0	25.0
Backlog	2,000.0	20	100.0	50.0
Customer relationships	700.0	20	35.0	17.5
	$3,600.0		$218.3	$109.2
Historical amortization expense			(71.7)	(23.1)
Pro forma increase in amortization expense			$146.6	$86.1

f.	Reflects adjustment to remove GE Transportation’s historical goodwill of $282.6 million and record goodwill associated with the Transactions of $9,254.9 million as shown in Note 3.

g.
Reflects the adjustment for the settlement of GE Transportation’s loans payable to GE affiliates outside of GE Transportation in the amount of $67.5 million which will be settled prior to the consummation of the Transactions.

h.	Reflects adjustment to eliminate GE Transportation’s historical deferred tax assets and deferred tax liabilities in the amount of $64.4 million and $224.7 million, respectively.

i.
Represents the estimated fair value of contingent consideration of $434.7 million related to payment of a fixed amount, $470.0 million, to GE which is directly related to the timing of tax benefits expected to be realized subsequent to the Transactions.

j.
Reflects the income tax effect of pro forma adjustments based on an estimated combined tax rate of 29.5% and 22.4% for the year ended December 31, 2017 and the six months ended June 30, 2018, respectively.

k.
Represents the net increase to interest expense resulting from interest on incurrence of an assumed $2.9 billion of new debt to finance the Direct Share Purchase Price and other interest adjustments directly related to the Transactions, as follows (in millions):

	Year Ended December 31, 2017	Six Months Ended June 30, 2018
Interest expense on new debt	$125.5	$62.8
Elimination of interest on retired GET debt	(4.8)	(2.5)
Accretion of contingent consideration	8.8	4.4
Amortization of new debt issuance costs	4.2	2.1
Pro forma adjustments to interest expense	$133.7	$66.8

The effect of a 1/8 percent variance in the assumed interest rate related to the new debt would impact pro forma interest expense by approximately $3.6 million and $1.8 million for the year ended December 31, 2017 and the six months ended June 30, 2018, respectively.

l.
Represents the estimated adjustment to step up GE Transportation’s inventory to a fair value of approximately $749.2 million, an increase of $74.0 million from the carrying value. The fair value calculation is preliminary and subject to change. The fair value was determined based on the estimated selling price of the inventory less the remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts. After the consummation of the Transactions, the step-up in inventory fair value of $74.0 million will increase cost of sales over approximately 12 months as the inventory is sold. This increase is not reflected in the unaudited pro forma condensed combined statements of income because it does not have a continuing impact.

m.	Represents the elimination of the historical equity of GE Transportation and the issuance of 98.5 million shares of Wabtec common stock as consideration in the Merger.

n.	Represents the elimination of transaction costs of $50.5 million directly related to the Transactions which will not have a recurring impact on operations.